AGREEMENT AND PLAN OF MERGER

Dated as of August 7, 2009

among

MEDPAK HOLDINGS, INC.,

MEDPAK MERGER SUB, INC.

and

MTS MEDICATION TECHNOLOGIES, INC.

Table of Contents

		Page

Article I The Merger		2

Section 1.1	The Merger	2
Section 1.2	Closing	2
Section 1.3	Effective Time	2
Section 1.4	Effects of the Merger	2
Section 1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	2
Section 1.6	Directors and Officers of the Surviving Corporation	3

Article II Effect of the Merger on the Capital Stock of the Constituent
Exchange of Certificates; Company Stock Options Corporations;		3

Section 2.1	Effect on Capital Stock	3
Section 2.2	Exchange of Certificates	5
Section 2.3	Company Stock Options	7
Section 2.4	Adjustments	7

Article III Representations and Warranties of the Company		7

Section 3.1	Organization, Standing and Corporate Power	8
Section 3.2	Capitalization	9
Section 3.3	Authority; Noncontravention; Voting Requirements	9
Section 3.4	Governmental Approvals	10
Section 3.5	Company SEC Documents; Undisclosed Liabilities	11
Section 3.6	Absence of Certain Changes or Events	14
Section 3.7	Legal Proceedings	14
Section 3.8	Compliance With Laws; Permits	15
Section 3.9	Proxy Statement, Schedule 13E-3	15
Section 3.10	Tax Matters	15
Section 3.11	Employee Benefits and Labor Matters	19
Section 3.12	Environmental Matters	20
Section 3.13	Contracts	22
Section 3.14	Title to Properties; Real Property; Tangible Property	24
Section 3.15	Intellectual Property	27
Section 3.16	Insurance, Claims and Warranties	29
Section 3.17	Opinion of Financial Advisor	30
Section 3.18	Brokers and Other Advisors	30
Section 3.19	State Takeover Statutes	31
Section 3.20	Affiliate Transactions	31
Section 3.21	Customers and Vendors	31
Section 3.22	No Other Representations or Warranties	31

Article IV Representations and Warranties of Parent and Merger Sub		32

Section 4.1	Organization, Standing and Corporate Power	32
Section 4.2	Authority; Noncontravention	32
Section 4.3	Governmental Approvals	34
Section 4.4	Information Supplied	33
Section 4.5	Ownership and Operations of Merger Sub	33
Section 4.6	Financing	33
Section 4.7	Brokers and Other Advisors	34
Section 4.8	Guaranty	34

Article V Additional Covenants and Agreements		34

Section 5.1	Proxy Statement and Schedule 13E-3; Stockholder Meeting	34
Section 5.2	Conduct of Business	35
Section 5.3	No Solicitation by the Company; Etc.	40
Section 5.4	Reasonable Best Efforts	42
Section 5.5	Public Announcements	43
Section 5.6	Delivery of Financial Statements; Access to Information; Confidentiality	43
Section 5.7	Notification of Certain Matters	46
Section 5.8	Indemnification and Insurance	45
Section 5.9	Security Holder Litigation	46
Section 5.10	Expenses	46
Section 5.11	Rule 16b-3	47
Section 5.12	Financing	47
Section 5.13	Tax Matters	48
Section 5.14	Proceeds from the Exercise of Options	49

Article VI Conditions Precedent		49

Section 6.1	Conditions to Each Party's Obligation to Effect the Merger	49
Section 6.2	Conditions to Obligations of Parent and Merger Sub	49
Section 6.3	Conditions to Obligation of the Company	51
Section 6.4	Frustration of Closing Conditions	51

Article VII Termination		52

Section 7.1	Termination	52
Section 7.2	Effect of Termination	54
Section 7.3	Termination Fees; Expenses	54

Article VIII Miscellaneous		56

Section 8.1	No Survival, Etc.	57
Section 8.2	Amendment or Supplement	57
Section 8.3	Extension of Time, Waiver, Etc.	57
Section 8.4	Assignment	57
Section 8.5	Counterparts; Delivery	58
Section 8.6	Entire Agreement; No Third-Party Beneficiaries	58
Section 8.7	Governing Law; Jurisdiction; Waiver of Jury Trial	60
Section 8.8	Specific Enforcement	59
Section 8.9	Notices	59
Section 8.10	Severability	60
Section 8.11	Definitions	60
Section 8.12	Interpretation	65

Exhibit A    Certificate of Incorporation of the Surviving Corporation

Exhibit B     Post-Effective Time Directors of the Surviving Corporation

i

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2009 (this “Agreement”), is among MedPak Holdings, Inc., a Delaware corporation (“Parent”), MedPak Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and MTS Medication Technologies, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are defined in Section 8.11.

        WHEREAS, the Special Committee of the Board of Directors of the Company has approved and declared advisable, and recommended that the Board of Directors of the Company approve and declare advisable, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

        WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement;

        WHEREAS, Parent has been formed in contemplation of the Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company (the “Contributing Stockholders”) are entering into a Contribution and Rollover Agreement, dated as of the date hereof, with Parent (the “Contribution and Rollover Agreement”), pursuant to which the Contributing Stockholders have committed to contribute prior to the Merger certain shares of Company Common Stock owned by them (the “Rollover Shares”) to Parent in exchange for shares of common stock of Parent;

        WHEREAS, for federal income tax purposes, it is intended that the contributions made to Parent in contemplation of the Merger and the contributions made pursuant to the Contribution and Rollover Agreement shall, together, qualify as contributions of property for stock within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Guarantor and the Company have entered into a Limited Guaranty (the “Guaranty”) pursuant to which the Guarantor has agreed to guarantee certain obligations of Parent and Merger Sub under this Agreement; and

        WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company (including the Contributing Stockholders) are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case upon the terms and subject to the conditions set forth therein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
The Merger

        SECTION 1.1      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

        SECTION 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 12:00 noon (Mountain Time) on a date to be specified by the parties (the “Closing Date”), which date, unless otherwise provided herein, shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time or date is agreed to in writing by the parties hereto. This Agreement and all agreements, documents and instruments contemplated by this Agreement shall be delivered first by facsimile or electronic mail exchange of signature pages, originals to follow by reputable overnight courier.

        SECTION 1.3      Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the due filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

        SECTION 1.4      Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.5      Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)	The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto, and such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)	The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as a result of the Merger so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be MTS Medication Technologies, Inc., and such bylaws, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        SECTION 1.6     Directors and Officers of the Surviving Corporation.

(a)	Each of the parties hereto shall take all necessary action to cause the persons listed on Exhibit B to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)	The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Company Stock Options

        SECTION 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)	Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)	Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)	Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive the Merger Consideration in cash, without interest, subject to adjustment as provided herein. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled upon their conversion and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d)	Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (all such stockholders, the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL (or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL). If any Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right (or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL), such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of Section 262 of the DGCL to perfect or demand appraisal. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

        SECTION 2.2     Exchange of Certificates.

(a)	Paying Agent. Prior to the Effective Time, Parent and the Company shall jointly designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) and the Option Consideration to which holders of Options are entitled to received pursuant to Section 2.3. Prior to the Effective Time, Parent shall deposit with the Paying Agent such aggregate Merger Consideration and Option Consideration. Such aggregate Merger Consideration and Option Consideration deposited with the Paying Agent shall, pending its disbursement to such holders or the Surviving Corporation, as applicable, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b)	Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (or evidence of shares in book-entry form) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificate to the Paying Agent, and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest. Promptly after the Effective Time, Paying Agent shall pay the Option Consideration to the Surviving Corporation, which the Surviving Corporation shall then promptly pay to holders of Options as contemplated by Section 2.3.

(c)	Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law.

(d)	Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e)	Termination of Fund. At any time following 270 days after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or earnings received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)	No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)	Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        SECTION 2.3     Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not, at the Effective Time, be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: the MTS Medication Technology, Inc. 2007 Stock Incentive Plan, the Medical Technology Systems, Inc. 1997 Stock Option Plan and the MTS Medication Technology, Inc. Management Long Term Incentive Plan.

        SECTION 2.4      Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III
Representations and Warranties of the Company

        The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

        SECTION 3.1     Organization, Standing and Corporate Power.

(a)	Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing or with active status (to the extent such concepts are legally recognized in the applicable jurisdiction) under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except in the case of such entities’ qualification, good standing or active status, where the failure to be so qualified or in good standing or with active status would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing or has active status (to the extent such concepts are legally recognized in the applicable jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, in good standing or with active status, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)	Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c)	The Company has made available to Parent correct and complete copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, members, partners or other comparable equity holders, and of the Boards of Directors, managers or any other comparable governing body or persons and each committee or subcommittee of any of the foregoing of the Company and each of its Subsidiaries held since January 1, 2006.

        SECTION 3.2      Capitalization.

(a)	The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 7,500,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which 10,000 have been designated as Series A Convertible Participating Preferred Stock. At the close of business on the date hereof, (i) 6,574,528 shares of Company Common Stock were issued and outstanding (18,812 of which are shares of restricted stock that will be cancelled prior to the Effective Time), (ii) 60 shares of Company Common Stock were held by the Company in its treasury, (iii) 1,147,250 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 834,496 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), and (iv) no shares of Company Preferred Stock (including the Series A Convertible Participating Preferred Stock ) were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Each Option has been granted with an exercise price equal to or greater than the fair market value of a share of Company Common Stock on the date of grant. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b)	Except for the Options and as set forth in Section 3.2(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

        SECTION 3.3     Authority; Noncontravention; Voting Requirements.

(a)	The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors (following a recommendation by the Special Committee of the Board of Directors of the Company), and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)	The Special Committee of the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the stockholders of the Company (other than the Contributing Stockholders), (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) recommended that the Company’s Board of Directors approve and declare advisable this Agreement and the Transactions, including the Merger, and the Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the stockholders of the Company (other than the Contributing Stockholders), (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement.

(c)	Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) except as set forth in Section 3.3(c) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation whether written or oral (each, including all amendments thereto, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(d)	The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

        SECTION 3.4      Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”) no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions. Section 3.4 of the Company Disclosure Schedule lists all material consents or approvals of or filings, declarations or registrations with, any Governmental Authority under Foreign Antitrust Laws that are necessary for the consummation by the Company of the Transactions.

        SECTION 3.5     Company SEC Documents; Undisclosed Liabilities.

(a)	The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2006 (collectively and together with all documents filed on a voluntary basis on Form 8-K since such date, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates, nor any other communication disseminated by the Company to its security holders since January 1, 2006 as of their respective dissemination dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no amendments or modifications to any Company SEC Documents that are required to be filed with or furnished to the SEC that have not yet been so filed or furnished. The Company has made available to Parent true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the Company (and its Subsidiaries) and the SEC occurring since January 1, 2006, and will, as promptly as practicable, make available to Parent any such correspondence sent or received after the date hereof. None of the Company SEC Documents is subject to any ongoing SEC review or outstanding SEC comment.

(b)	The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of and for, the periods presented in such Company SEC Documents.

(c)	The Company has provided to Parent true and correct consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the Company’s fiscal quarter ending June 30, 2009, and corresponding statements of income and statements of cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date as reviewed by the Company’s independent auditor (such balance sheets and statements, the “Interim Financial Statements”), and will provide Parent with such additional financial statements as are required to be provided by the Company to Parent pursuant to Section 5.6. All such financial statements have been, or, when made available to Parent, will have been, prepared in accordance with GAAP (except as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, or, when made available to Parent, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(d)	The Company has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and a summary of such disclosures is set forth in Section 3.5(d) of the Company Disclosure Schedule. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.

(e)	Except as set forth in Section 3.5(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f)	The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Filed Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company’s proxy statement dated July 29, 2008, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(g)	Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2009(the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) fees and expenses incurred in connection with the Transactions, or (iii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(h)	Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

        SECTION 3.6      Absence of Certain Changes or Events. Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any asset of the Company or any of its Subsidiaries which materially affects the use thereof.

        SECTION 3.7      Legal Proceedings. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action by or against, or governmental or regulatory investigation of (each, a “Proceeding”), the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.

        SECTION 3.8      Compliance With Laws; Permits. The Company and its Subsidiaries are (and at all times since January 1, 2006 have been) in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. The Company has complied in all material respects with all applicable rules and regulations of the Nasdaq Stock Market. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”). The Company and its Subsidiaries are (and at all times since January 1, 2006 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2006, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (a) was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit.

        SECTION 3.9      Proxy Statement, Schedule 13E-3. The Proxy Statement, the Schedule 13E-3 and any other document filed with the SEC by the Company in connection with the Merger (including, in each case, any amendment thereof or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (i) in the case of the Proxy Statement, at the time the Proxy Statement (or any supplement to or amendment thereof) is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time the Proxy Statement (or any supplement to or amendment thereof) is filed with the SEC, and (ii) in the case of the Schedule 13E-3 or any other document filed with the SEC, on the date the Schedule 13E-3 (or any supplement to or amendment thereof) or such other document (or any supplement to or amendment thereof) is first filed with the SEC; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement, the Schedule 13E-3 and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

        SECTION 3.10      Tax Matters.

        Reference to the Company in this Section 3.10 shall refer to the Company and each of its Subsidiaries.

(a)	The Company has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company, have been timely paid.

(b)	Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. The Interim Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. The due but unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The accruals for deferred Taxes reflected in the balance sheet included in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents are adequate to cover any deferred Tax liability of the Company determined in accordance with GAAP through the date thereof.

(c)	No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d)	There are no Liens on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(e)	The Company’s net operating losses or other Tax attributes are not currently subject to limitation under Code Sections 382, 383 or 384.

(f)	The Company has collected and withheld all Taxes that it has been required to collect or withhold and has timely submitted all such collected and withheld Taxes to the appropriate authorities. The Company has complied and is in compliance with all applicable Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected or withheld. All individuals paid for services by the Company have been properly classified as either employees or independent contractors in accordance with the Code and applicable Tax Laws.

(g)	To the Company’s Knowledge and except as set forth in Section 3.10(g) of the Company Disclosure Schedule, there is no reasonable basis for any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, there is no Proceeding or, to the Knowledge of the Company, any reasonable basis therefore concerning any liability for Taxes of the Company, either (i) claimed or raised by any Governmental Authority and delivered to the Company in writing, or (ii) based upon personal contact with any agent of any Governmental Authority; and no Tax audits or other administrative court Proceedings are presently pending or, to the Knowledge of the Company, threatened with respect to any Taxes for which the Company has been or will be liable.

(h)	The Company has made available to the Parent true, correct and complete copies of all federal, state, local and foreign Tax Returns and all written communications from or to the IRS or other Governmental Authority in the Company’s custody, possession or control and relating to any such Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Company since December 31, 2005.

(i)	Set forth in Section 3.10(i) of the Company Disclosure Schedule is a list of all federal, state, local and foreign Tax Returns of the Company that have been examined and/or audited and settled since January 1, 2005 or are currently being examined and/or audited by any Governmental Authority.

(j)	The Company has not executed or entered into with any taxing authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax Law, or (iii) any power of attorney with respect to any Tax matter which is currently in force.

(k)	The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that under any circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(l)	The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)	The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(n)	The Company has not participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(o)	The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code.

(p)	The Company is not a party to any Tax allocation, Tax indemnification, Tax sharing or similar agreement.

(q)	The Company, (i) is not and has never been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) is not and has never been a partner in a partnership or an owner of an interest in an entity treated as a partnership for Tax purposes, and (iii) has never had any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor, by Contract or otherwise.

(r)	All deficiencies asserted or assessments made as a result of any examinations of the Company have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents.

(s)	The Company has not been a party to any transaction or other arrangement which is, or Tax items relating thereto are or will be, subject to adjustment under Code Section 482 (including any state, local or foreign analogue).

(t)	There are no outstanding private letter rulings, private letter ruling requests, closing agreements, or similar agreements (including state, local, or foreign analogues), whether material, oral, or written, relating to Taxes (or Tax status) with respect to the Company.

(u)	No property of the Company is property that the Company is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

(v)	The Company is not and never has been a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code.

(w)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (each, a “Post-Closing Tax Period”) as a result of any (i) change in accounting method for any period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of United States, states or local or non-United States Tax Law), (ii) written agreement with a Tax authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period, (iii) deferred intercompany gain described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Tax Law) arising from any transaction that occurred prior to the Closing Date or prior to the Closing on the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(x)	The Company has not constituted either a “distributing corporation” or a “controlled corporation” (i) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise be reasonably expected to constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the Transactions.

        SECTION 3.11      Employee Benefits and Labor Matters.

(a)	Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, supplemental retirement, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any of its Subsidiaries (collectively, without regard to materiality, the “Company Plans”). None of the Company Plans is or has ever been, and neither the Company, any of its Subsidiaries or any of its or their ERISA Affiliates has ever sponsored or contributed to an employee benefit plan that is, subject to Title IV of ERISA or is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA. “ERISA Affiliate” shall mean any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b)	Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all material amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c)	The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d)	The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)	All material contributions required to have been made under any of the Company Plans or by Law, have been timely made.

(f)	There are no pending actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(g)	All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

(h)	None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title 1 of ERISA or similar state laws.

(i)	Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(j)	Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

(k)	None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff’ or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff’ or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2007.

        SECTION 3.12     Environmental Matters.

(a)	Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company and each of its Subsidiaries has materially complied with, and is in material compliance with, and the Real Property and all improvements thereon are in material compliance with, all Environmental Laws.

(b)	(i) Except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedule, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law, nor is the Company or any of its Subsidiaries responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. (ii) Except as set forth in Section 3.12(b)(ii) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have resulted in, or will result in, any material liability to the Company under any Environmental Law. (iii) Except as set forth in Section 3.12(b)(iii) of the Company Disclosure Schedule, there are no pending or to the Knowledge of Company, threatened Environmental Claims.

(c)	(i) Except as set forth in Section 3.12(c)(i) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company and its Subsidiaries have been duly issued, and maintain all material Environmental Permits necessary to operate the business of Company and its Subsidiaries as currently operated and to use the Real Property as currently used. (ii) A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set out in Section 3.12(c)(ii) of the Company Disclosure Schedule. (iii) Except as set forth in Section 3.12(c)(iii) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have timely filed applications for all material Environmental Permits. (iv) All of the Environmental Permits listed in Section 3.12(c)(ii) of the Company Disclosure are transferable and none requires consent, notification, or other action to remain in full force and effect following consummation of the Transactions.

(d)	(i) Except as set forth in Section 3.12(d)(i) of the Company Disclosure Schedule, and to the Knowledge of the Company, none of the following is present at any of the Real Property: (A) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (B) any dump or landfill or other unit for the treatment or disposal of Hazardous Materials; (C) filled in land or wetlands; (D) PCBs; (E) toxic mold; or (F) asbestos containing materials. (ii) Except as set forth in Section 3.12(d)(ii) of the Company Disclosure Schedule, there has been no Release of Hazardous Materials at, on, under, or from any of the Real Property, nor was there such a Release at any real property formerly owned, operated or leased by the Company or any of its current of former Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that the Company or any Subsidiary has or could have material liability for Remediation with respect to such Hazardous Materials.

(e)	The Company has furnished to Parent copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the environmental condition of the Real Property or any other real property that the Company or any of its current of former Subsidiaries currently or formerly has owned, operated, or leased. To the Knowledge of Company, any information the Company or any of its Subsidiaries has furnished or made available to Parent concerning the environmental condition of any Real Property, prior uses of the Real Property, and the operations of the Company or its Subsidiaries related to compliance with Environmental Laws is, when taken as a whole, accurate and complete in all material respects.

(f)	(i) Except as set forth in Section 3.12(f)(i) of the Company Disclosure Schedule, to the Knowledge of the Company, no Real Property, and no property to which Hazardous Materials originating on or from the Real Property or the businesses or assets of the Company or any of its Subsidiaries has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under any Environmental Law. (ii) Except as set forth in Section 3.12(f)(ii) of the Company Disclosure Schedule, and to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it has or could have material liability for Remediation of such location pursuant to any Environmental Law.

(g)	For purposes of this Agreement:

“Environmental Claims” means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by Governmental Authority, Proceedings, orders, notices of potential responsibility, losses, damages, liabilities, sanctions, costs and expenses, in each case pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from property currently or formerly owned, leased, or operated by Company; (iii) any violations of Environmental Laws by the Company prior to the Closing Date, including reasonable expenditures necessary to cause the Company to be in compliance with or resolve violations of Environmental Laws.

“Environmental Laws” means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, or the environment.

“Environmental Permits” means any permits, licenses, certificates and approvals required under any Environmental Law.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,”“contaminants,” “hazardous materials,” “hazardous wastes,”“hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment. Hazardous Materials does not include common cleaning products used in ordinary house-keeping activities.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

”Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

        SECTION 3.13      Contracts.

(a)	Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party:

(A)	any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(B)	any partnership or joint venture agreement;

(C)	any Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since the Balance Sheet Date;

(D)	any Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company;

(E)	any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(F)	any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(G)	any voting agreement or registration rights agreement;

(H)	any mortgage, pledge, security agreement, indenture, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(I)	any customer, client or supply Contract that involves consideration in fiscal year 2009 in excess of $500,000 or that is reasonably likely to involve consideration in fiscal year 2009 or fiscal year 2010 in excess of $500,000;

(J)	any Contract (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $100,000;

(K)	any collective bargaining agreement;

(L)	any “standstill” or similar agreement;

(M)	any Contract not entered into in the ordinary course of business that involves expenditures in the aggregate in excess of $25,000;

(N)	any Contract for the sale or purchase of personal property (except inventory in the ordinary course) having a value individually, with respect to outstanding sales or purchases thereunder, in excess of $100,000 or to purchase the equity interests or a material portion of the assets of any Person;

(O)	any Contract for (x) the sale or purchase of fixed assets or real estate having a value individually, with respect to outstanding sales or purchases thereunder, in excess of $100,000 or (y) capital expenditures in excess of $100,000 under which the Company or its Subsidiaries will have any obligations after the date hereof;

(P)	to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, any (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) forms of license or royalty Contract and any material deviations therefrom, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation; and

(Q)	any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a “Material Contract”).

The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)	Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, and (ii) no other party to any other Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

        SECTION 3.14     Title to Properties; Real Property; Tangible Property.

(a)	Each of the Company and its Subsidiaries has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (a) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto, materially affect the ability of the Company to secure financing or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted.

(b)	Neither the Company nor any of its Subsidiaries have, at any time, owned any real property, except as otherwise set forth in Section 3.14(b) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries is the lessee or sublessee of all leasehold estates and leasehold interests through leases, subleases or other occupancy agreements as reflected in the Filed Company SEC Documents (or acquired after the date thereof) (the “Leases”) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents) (collectively the “Real Property”). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all Leases in all material respects, and the Leases are in full force and effect. The Real Property has access, in all material respects, sufficient for the conduct of the business of the Company and the Subsidiaries as now conducted or as presently proposed by the Company to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location. The Company has made available to Parent complete and accurate copies of each of the Leases (including all notices exercising renewal, expansion, termination or other material rights under the Leases), and none of the Leases has been modified in any respect, except to the extent that the copies made available to Parent disclose such modifications. No Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb the Company’s or any Subsidiary’s rights under the Lease while the Company or such Subsidiary is not in default under the Lease, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default by the Company or any of the Subsidiaries under any of the Leases; nor, to the Knowledge of the Company or Parent, is any other party to any of the Leases in default. Except as described in Section 3.14(b) of the Company Disclosure Schedule, no consent of any Person is necessary for the Surviving Corporation to legally occupy any of the Real Property subject to Leases.

(c)	Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the buildings, machinery, equipment, and other tangible personal property and assets that the Company or any of its Subsidiaries owns, leases or otherwise has rights to use are free from material defects, have been maintained in accordance with normal industry practice, are in satisfactory operating condition and repair (subject to normal wear and tear), are capable of being used for their intended purposes and are usable in the ordinary course of the Company and/or its Subsidiaries businesses as currently conducted, materially conform to applicable Law and are sufficient for the operation of their respective businesses as currently conducted.

        SECTION 3.15      Intellectual Property.

(a)	For purposes of this Agreement:

(i)	“Company Intellectual Property” means all Intellectual Property Rights that are owned or used by the Company or any of its Subsidiaries in the conduct of their respective businesses as presently conducted.

(ii)	“Company Technology” means all Technology that is owned or used by the Company or any of its Subsidiaries in their respective businesses as presently conducted.

(iii)	“Company Licensed Intellectual Property” means all Company Intellectual Property that is licensed by a third Person to the Company or any of its Subsidiaries.

(iv)	“Company Owned Intellectual Property” means all Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

(v)	“Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D); and (F) Technology.

(vi)	“Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.

(vii)	“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(viii)	“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b)	Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by the Company or any of its Subsidiaries. Section 3.15(b) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Each item identified on Section 3.15(b) of the Company Disclosure Schedule is in full force and effect in all material respects, and has not been canceled, expired or abandoned except as noted on such section of the Company Disclosure Schedule. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened opposition, interference, cancellation proceeding or other legal or governmental Proceeding in any jurisdiction against any of the Intellectual Property Rights identified on Section 3.15(b) of the Company Disclosure Schedule.

(c)	Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, the Company and/or one of its Subsidiaries is the sole and exclusive owner of the Company Owned Intellectual Property free and clear of all Liens (excluding licenses granted by the Company or any of its Subsidiaries to third Persons in the ordinary course of business), and has valid rights pursuant to enforceable written agreements to use the Company Licensed Intellectual Property. To the Knowledge of the Company, the use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries, and the operation of the Company’s and it’s Subsidiaries’ businesses do not infringe or misappropriate any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened Proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim nor, to the Knowledge of the Company, except as set forth in Section 3.15(c) of the Company Disclosure Schedule, are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.

(d)	Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person (including employees of the Company or any of its Subsidiaries) is infringing or misappropriating any Company Owned Intellectual Property, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any basis for such a claim.

(e)	To the Knowledge of the Company, no Trade Secret of the Company or its Subsidiaries that is material to the business of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of such Trade Secret. To the Knowledge of the Company, the Company and its Subsidiaries have taken all reasonably necessary steps to protect the confidentiality of all Trade Secrets of the Company or its Subsidiaries that are material to any of their respective businesses as presently conducted. Except as set forth on Section 3.15(e) of the Company Disclosure Schedule, to the Company’s Knowledge, all current officers and directors of the Company or any of its Subsidiaries, and all current employees and consultants of the Company or any or its Subsidiaries who are or were at any time involved in the design, development or implementation of Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, or who may receive or did receive access to Trade Secrets of the Company or any of its Subsidiaries that are material to the business of the Company or any of its Subsidiaries as presently conducted, have executed and delivered to the Company or such Subsidiary, as applicable, an agreement assigning to the Company or such Subsidiary their entire right, title and interest in and to any such Intellectual Property Rights arising from services performed by such persons for or on behalf of the Company or any of its Subsidiaries, and protecting the confidentiality of such Trade Secrets.

(f)	Section 3.15(f) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries; or (ii) used by the Company or its Subsidiaries in their businesses and not exclusively owned by the Company or its Subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores, in each case that is material to the operation of their respective businesses as presently conducted.

(g)	Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no Publicly Available Software (including, without limitation, all derivative works thereof) (i) was used in connection with the development or modification of any Software owned by the Company or any of its Subsidiaries, (ii) forms part of the Technology owned by the Company or any Subsidiary, (iii) is, in whole or in part, embodied or incorporated into any of the Company’s or any of its Subsidiaries’ products, or (iv) was or is used in connection with the development of any Technology owned by the Company or any Subsidiary or any of the Company’s or any of its Subsidiaries’ products in each case that is material to the operation of their respective businesses as presently conducted.

(h)	The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for or material to the operations of the Company’s and its Subsidiaries’ businesses as presently conducted (collectively, “Computer Systems”). The Computer Systems used by the Company and its Subsidiaries currently function accurately except for such malfunctions as could not reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, since January 1, 2006, the Computer Systems have not failed to any material extent, and there has occurred no corruption of material data which they process that has not been recovered. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems. The Company and its Subsidiaries maintain documentation regarding all Computer Systems detailing their methods of operation, and their support and maintenance.

        SECTION 3.16     Insurance, Claims and Warranties.

(a)	Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

(b)	Section 3.16(b) of the Company Disclosure Schedule sets forth a correct and complete list and summary description of all claims, duties, responsibilities, liabilities or obligations arising since January 1, 2006 from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries. All such existing claims are or will be fully covered by product liability insurance. No circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(c)	Section 3.16(c) of the Company Disclosure Schedule contains a correct and complete statement of the standard forms of warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries that provide for warranty coverage for a period in excess of six (6) months and a list of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries that provide for warranty coverage for a period in excess of six (6) months that deviate from such forms. All such warranties are reserved for appropriately on the consolidated financial statements of the Company included in the Company SEC Documents. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.17      Opinion of Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of JMP Securities LLC, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock (other than Parent, the Company, the Contributing Stockholders and their respective Affiliates) is fair, from a financial point of view, to such holders (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by JMP Securities LLC to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement subject to JMP Securities LLC’s express approval of all statements in the Proxy Statement relating to JMP Securities LLC or the Fairness Opinion.

        SECTION 3.18      Brokers and Other Advisors. Except for Raymond James & Associates and JMP Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with each of Raymond James & Associates and JMP Securities LLC which letters describes all fees payable to Raymond James & Associates and JMP Securities LLC, as applicable, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Raymond James &Associates and JMP Securities LLC (the “Engagement Letters”).

        SECTION 3.19      State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

        SECTION 3.20      Affiliate Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule or as described in any Filed SEC Document, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        SECTION 3.21      Customers and Vendors. Section 3.21 of the Company Disclosure Schedule sets forth with respect to each of the fiscal years ended March 31, 2008 and March 31, 2009, and the fiscal quarter ended June 30, 2009, a correct and complete list of the names and addresses of the Customers and Vendors, and the amount of revenues “billed to”or purchases from each such Customer or Vendor during the fiscal years ended March 31, 2008 and March 31, 2009, and the fiscal quarter ended June 30, 2009. To the Company’s Knowledge, the Company and its Subsidiaries maintain commercially reasonable relations with each of its Customers and Vendors and to the Company’s Knowledge, no event has occurred that could materially adversely affect the Company’s or its Subsidiaries’ relations with any Customer or Vendor. Except as set forth on Section 3.21 of the Company Disclosure Schedule, since March 31, 2007, no Customer or Vendor has cancelled, terminated, or materially altered the terms of, or, to the Knowledge of the Company, threatened to cancel, terminate or materially alter the terms of any of its contracts with the Company or its Subsidiaries, and the Company has not experienced or, to the Knowledge of the Company, been threatened with, any material delay or withholding of payment on material accounts receivable or any material decrease in pricing, sales volume or usage with respect to any Customer or any material increase in pricing or decrease in supply with respect to any Vendor. For purposes of this Agreement, “Customers” means the twenty (20) largest customers by revenue of the Company and its Subsidiaries for each of the fiscal years ended March 31, 2008 and March 31, 2009, and the fiscal quarter ended June 30, 2009, and “Vendors” means (i) the ten (10) largest vendors of the Company and its Subsidiaries for each of the fiscal years ended March 31, 2008 and March 31, 2009, and the fiscal quarter ended June 30, 2009, (in terms of amounts paid to such Vendors during such periods), and (ii) any vendors who are the sole source of any material supply used by the Company or any of its Subsidiaries.

        SECTION 3.22      No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person acting on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the Transactions contemplated by this Agreement.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

        Parent and Merger Sub jointly and severally represent and warrant to the Company that:

        SECTION 4.1      Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

        SECTION 4.2      Authority; Noncontravention.

(a)	Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)	Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

        SECTION 4.3      Governmental Approvals. Except for (i) the filing with the SEC of the Proxy Statement and the Schedule 13E-3, and such other filings, if any, required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of the Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.4      Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (i) in the case of the Proxy Statement, at the time the Proxy Statement (or any supplement to or amendment thereof) is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time the Proxy Statement (or any supplement to or amendment thereof) is filed with the SEC, and (ii) in the case of the Schedule 13E-3, on the date the Schedule 13E-3 (or any supplement to or amendment thereof) is first filed with the SEC.

        SECTION 4.5      Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        SECTION 4.6      Financing. Parent has delivered to the Company true and complete copies, as of the date of this Agreement, of executed commitment letters to provide debt financing to Parent (or Merger Sub) in an aggregate amount set forth therein, subject to the terms and conditions thereof (the “Financing Commitment”), the proceeds of which shall be used to consummate the Transactions (the “Financing”). As of the date of this Agreement, the Financing Commitment, in the form delivered to the Company, (i) has not been amended or modified, withdrawn or rescinded in any respect, (ii) represents the entire agreement between the parties, and (iii) is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. The Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition required to be satisfied by it under the Financing Commitment. Subject to the accuracy of the representations and warranties of the Company set forth in Article III and assuming contribution of the Rollover Shares pursuant to the Contribution and Rollover Agreement, the proceeds from the Financing, when funded in accordance with the Financing Commitment and together with available funds at the Company, are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and Option Consideration and to pay all related fees and expenses. Notwithstanding anything in this Agreement to the contrary, the Financing Commitment may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by one or more New Financing Commitments in accordance with Section 5.12. In such event, the term “Financing Commitment” as used in this Agreement shall be deemed to include the New Financing Commitment(s) to the extent then in effect.

        SECTION 4.7     Brokers and Other Advisors. Except for Excellere Capital Management, LLC the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        SECTION 4.8      Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guaranty executed by Guarantor and such Guaranty is valid, in full force and effect and constitutes the valid and binding obligation of Guarantor, enforceable in accordance with its terms.

ARTICLE V
Additional Covenants and Agreements

        SECTION 5.1     Proxy Statement and Schedule 13E-3; Stockholder Meeting.

(a)	As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and the Schedule 13E-3. Each of the Company and Parent shall furnish to the other all information concerning itself and its affiliates that is required to be included in the Proxy Statement and the Schedule 13E-3 or that is customarily included in proxy statements and schedules 13e-3 prepared in connection with transactions of the type contemplated by this Agreement. The Company, after consultation with Parent, shall use its reasonable best efforts to (i) respond to any comments on or with respect to the Proxy Statement or the Schedule 13E-3 or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date on which the Proxy Statement and the Schedule 13E-3 are cleared by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company shall (x) provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement, the Schedule 13E-3 and related correspondence and filings, (y) subject to the Company’s and its outside counsel’s reasonable discretion, include in such drafts, correspondence and filings all comments reasonably proposed by Parent and, (z) to the extent practicable, permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, the Schedule 13E-3, this Agreement or any of the Transactions. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement and the Schedule 13E-3 which may be required under applicable Law and/or which is reasonably requested by the Company. Each of the Company, Parent and Merger Sub shall use its respective commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement or the Schedule 13E-3 (including any information required to be set forth in the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are or were made, not misleading), then the party discovering such event, fact or information shall promptly inform the other parties, and the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b)	The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) hereof) the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger.

        SECTION 5.2      Conduct of Business. Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (v) conduct its business in the ordinary course consistent with past practice, including with respect to working capital management, capital expenditures, payment of accounts payable and other liabilities, maintenance of inventory and accruals, (w) maintain its properties and assets in good repair and operating condition, consistent with past practices, (x) comply in all material respects with all applicable Laws and the requirements of all Company Contracts, (y) maintain and preserve intact its business organization and the goodwill (in the ordinary course of business, consistent with past practices) of those having material business relationships with it and retain the services of its Key Employees, in each case, to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time, and (z) keep in full force and effect all insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as consented to in writing by Parent, as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)	(i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests;(iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(b)	incur Expenses that together with all Expenses incurred by or on behalf of the Company on or prior to the date hereof (and whether or not such Expenses have been paid or accrued) exceed $2.635 million;

(c)	incur, assume or permit to exist any indebtedness for borrowed money (“Company Indebtedness”) or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) Company Indebtedness incurred by the Company or its Subsidiaries in the ordinary course of business that does not exceed $8.2 million, (ii) guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of the Company’s existing credit facility, which are listed on Section 3.13(a)(ii) of the Company Disclosure Schedule, and (iii) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(d)	sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $50,000, individually or in the aggregate, to any Person or Persons, except (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) pursuant to Company Contracts in force on the date of this Agreement and listed on Section 5.2(d) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, or (iii) dispositions of obsolete or worthless assets;

(e)	make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of any such capital expenditures provided for in the Company’s Fiscal 2010 Capital Expenditure Plan set forth in Section 5.2(e) of the Company Disclosure Schedule;

(f)	directly or indirectly acquire (i) all or any portion of any Person or any division, business or equity interest of any Person (whether by merger, consolidation, purchase of equity interests or any other manner), or (ii) except in the ordinary course of business consistent with past practice, any assets;

(g)	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(h)	(i) enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (iii) amend or modify the Engagement Letter, (iv) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(i)	increase in any manner the compensation of any of its directors, officers or employees, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable Law or the terms of the agreements set forth on Section 5.2(i) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent) and (ii) increases in salaries, wages and benefits of employees (other than officers or senior management) made in the ordinary course of business and in amounts and in a manner consistent with past practice and accrued for in the most recent financial statements in the Filed Company SEC Documents;

(j)	make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(k)	make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l)	amend the Company Charter Documents or the Subsidiary Documents;

(m)	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(n)	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(o)	accelerate or require early payment of any accounts receivable, delay or fail to pay any accounts payable or other liabilities, permit any depletion of its inventory below normal historical operating needs, delay any capital expenditures contemplated in the budget for fiscal year 2010, provide or permit any discounted sales or otherwise seek to artificially lower its debt;

(p)	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

(q)	settle or compromise any litigation, Proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9 hereof); or

(r)	agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (i) cause any of the representations or warranties of the Company set forth in this Agreement (A) that are qualified as to materiality or Company Material Adverse Effect to be untrue or (B) that are not so qualified to be untrue in any material respect, or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

        Notwithstanding anything to the contrary contained herein, no consent of Parent shall be required with respect to any matter set forth in Section 5.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of Parent’s counsel, violate any Law.

        SECTION 5.3      No Solicitation by the Company; Etc.

(a)	The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person (other than Parent and its Subsidiaries) conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) enter into any agreement related to any Takeover Proposal, (iv) grant any waiver or release under any “stand still” or similar agreement, or (v) waive the application of Section 203 of the DGCL with respect to, or otherwise take any action to make such section of the DGCL inapplicable to, any business combination or other transaction (other than the Transactions) to which it would otherwise be applicable; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Board of Directors or the Special Committee of the Company reasonably determines in good faith that such Takeover Proposal (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal and with respect to which the Board of Directors or the Special Committee determines in good faith, after considering applicable provisions of state Law and after consultation with its outside legal counsel, that the taking of such action is necessary in order for the Board of Directors or the Special Committee to comply with its fiduciary duties to the Company’s stockholders under the DGCL, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b)	In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c)	Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)). Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if the Board determines in good faith, after reviewing applicable provisions of state Law and after consultation with its outside legal counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under the DGCL; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five Business Day period (unless at the time such notice is otherwise required to be given there are less than five Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal, and the Company shall negotiate with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to the terms of the Transaction contemplated by this Agreement proposed by Parent.

(d)	For purposes of this Agreement:

“Takeover Proposal” means any inquiry, indication of interest, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, taken as a whole, constitute 20% or more of the Company’s consolidated assets or 20% or more of the Company’s revenues or earnings on a consolidated basis, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity or voting securities of the Company, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; or (E) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to materially and adversely affect the benefits of the Transactions to Parent; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written Takeover Proposal (with all percentages, in the definition of Takeover Proposal increased to 90%) made by a third party, and obtained, after the date hereof and not in breach of this Agreement or any standstill agreement, which is not subject to a financing contingency (provided that such proposal may contain a cure period for failure to obtain financing that is no more favorable to the third party offeror than the Financing Cure Period afforded Parent herein) and which is otherwise on terms and conditions that the Special Committee or the Board of Directors determines in good faith, after consultation with the Company’s or the Special Committee’s financial advisors and legal counsel, would be, if consummated, more favorable from a financial point of view to the stockholders of the Company than the Merger and the other Transactions, taking into account all the terms and conditions of such proposal (including the timing and likelihood of consummation thereof, and the reliability of any debt or equity funding commitments included therein) and this Agreement (after taking into account any changes proposed by Parent to the terms of this Agreement), and that, taking into account all financial, regulatory, legal and other aspects of such proposal, is reasonably likely, and at least as likely as the Transactions contemplated hereby, to be completed without material modification of its terms.

(e)	Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that (i) any such disclosure (other than “stop, look and listen” letters or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation not more than five Business Days after a written request by Parent to do so (provided that, if such written notice is delivered to the Company less than five Business Days prior to the Company Stockholders Meeting, the Board of Directors of the Company shall so reaffirm its Company Board Recommendation at least one Business Day prior to the Company Stockholders Meeting), and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

        SECTION 5.4      Reasonable Best Efforts.

(a)	Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)	In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c)	Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Proceeding initiated by a private party, and (i) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.4(c) as “outside counsel only,” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(d)	In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or Proceeding, including any Proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

(e)	The Company shall (i) use reasonable best efforts to timely cooperate in all currently pending audits (whether tax or otherwise) and any other audit (whether tax or otherwise) initiated prior to the Closing and to assist in the resolution thereof without unreasonable delay, (ii) immediately disclose to Parent any substantive, important or material developments or findings related to or resulting from any such audit, and (iii) provide Parent with regular status updates regarding any such audit.

        SECTION 5.5      Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the Nasdaq Stock Market as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

        SECTION 5.6     Delivery of Financial Statements; Access to Information; Confidentiality.

(a)	The Company shall deliver to Parent (i) as soon as practicable, but in any event within twenty (20) days after the end of each month, true and correct consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of each such month, and corresponding statements of income and statements of cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, and (ii) as soon as practicable, but in any event within thirty days (30) days after the end of each fiscal quarter of the Company, true and correct consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of each such quarter, and corresponding statements of income and statements of cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date as reviewed by the Company’s independent auditor, in each case prepared in accordance with GAAP consistently applied (except as noted therein or otherwise disclosed to Parent), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(b)	Subject to applicable Laws relating to the exchange of information, upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, customers, vendors, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of Federal securities Laws not less than two Business Days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (i) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.

(c)	Except for disclosures permitted by the terms of the agreement concerning confidentiality, executed on or about January 2, 2009, between Parent, the Company and Raymond James &Associates, Inc. (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 5.6will modify any of the representations and warranties of the parties hereto.

        SECTION 5.7      Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

        SECTION 5.8     Indemnification and Insurance.

(a)	From and after the Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (A) required by the Company Charter Documents or any agreement between the Company or any of its Subsidiaries and the applicable directors and officers as in effect on the date of this Agreement (including with respect to such officer’s or director’s rights with respect to advancement of expenses) and the indemnification obligations with respect to such officers or directors, in each case, as in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect after the consummation of the Merger and (B) permitted under applicable Law. An Indemnitee shall notify the Surviving Corporation in writing promptly upon learning of any Proceeding or other matter in respect of which such indemnification may be sought; provided that the failure to so notify the Surviving Corporation shall not limit the indemnification obligations under this Agreement except to the extent such failure prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnitee will be entitled to advancement of reasonable costs or expenses (including attorneys’ fees) from the Surviving Corporation within five (5) Business Days of receipt by the Surviving Corporation from the Indemnitee of a reasonably detailed request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a non-appealable order issued by a court of competent jurisdiction that such person is not entitled to indemnification. The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of, including the investigation of and corrective action required to be undertaken in response to, any Proceeding (each, a “Claim”) relating to any acts or omissions covered by this Section 5.8 with counsel reasonably selected by it (and, if the Surviving Corporation shall have assumed such defense, it shall not be liable for the fees or expenses of any separate counsel retained by the Indemnitee); provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his or her own expense. Notwithstanding anything to the contrary, in no event shall the Surviving Corporation be liable for any settlement or compromise effected without its written consent. Each of the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Notwithstanding the foregoing, in the event that a conflict of interest between an Indemnitee and the Surviving Corporation exists with respect to such matter, as determined in good faith by counsel to the Indemnitee, the Surviving Corporation shall pay the reasonable expenses and legal fees of the Indemnitee for participating in the defense of the Claim.

(b)	Prior to the Effective Time, Parent shall procure the tail directors’ and officers’ liability insurance policy previously provided to the Company for review, which policy shall be no less favorable in coverage and amount than the directors’ and officers’ liability insurance policy currently maintained by the Company (the “Current Policy”), shall have a term of six years following the Effective Time, and shall cover the individuals serving as officers and directors of the Company immediately prior to the Effective Time who are then covered by the Current Policy (a correct and complete copy of which has heretofore been delivered to Parent) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purposes of obtaining such insurance.

(c)	The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee and his or her heirs.

(d)	This Section 5.8 shall survive the consummation of the Merger indefinitely and shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

        SECTION 5.9      Security Holder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent.

        SECTION 5.10      Expenses. Except as provided in Section 7.3, all Expenses shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if the Merger is consummated, the Surviving Corporation shall, within ten Business Days after Parent’s request for such reimbursement, reimburse Parent for all Expenses incurred by Parent or Merger Sub. On the date hereof and again at least two Business Days prior to the Closing, the Company shall provide Parent with a certificate of the Company’s Chief Financial Officer certifying the aggregate amount of all Expenses incurred by the Company through the date of such certificate together with a reasonable good faith estimate of all additional Expenses to be incurred by the Company through the Effective Time (collectively, the “Company Expenses”) and all such unpaid Company Expenses shall be paid by the Surviving Corporation at the Effective Time. Such unpaid Company Expenses shall not be included in the calculation of Company Indebtedness for purposes of the threshold contained in Section 5.2(c). Upon the request of Parent, the Company shall provide Parent with documentation supporting the Company Expenses in reasonable detail.

        SECTION 5.11      Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        SECTION 5.12      Financing.

(a)	Parent shall use its commercially reasonable efforts to consummate the Financing on the terms and subject to the conditions described in the Financing Commitment (or on other terms that would not materially adversely impact the ability of Parent to timely consummate the Transactions) unless there shall have been a Company Material Adverse Effect; provided, however, that if for any reason the Financing is unavailable to Parent on the date on which (i) all conditions set forth in Article VI that are capable of being satisfied prior to the Closing are satisfied and (ii) all conditions set forth in Article VI that by their nature are to be satisfied at the Closing would be satisfied at such time but for the failure of Parent to obtain the Financing, then Parent shall have a period of 60 days from such date (which 60 days shall not be subject to cure) (the “Financing Cure Period”) to amend or modify the Financing Commitment or replace the Financing Commitment with one or more new Financing Commitments (the “New Financing Commitment”), as necessary, to permit Parent and Merger Sub, subject to the contribution to Parent by the Contributing Stockholders of the Rollover Shares in accordance with the Contribution and Rollover Agreement, to consummate the Transactions, and Parent and Merger Sub shall have no liability hereunder for any failure to consummate the Closing until the expiration of the Financing Cure Period. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment, Parent shall (i) promptly notify the Company, and (ii) use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are not materially less favorable to Parent, as promptly as practicable following the occurrence of such event. Parent shall keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing. Notwithstanding anything to the contrary in this Section 5.12 or otherwise in this Agreement, neither Parent nor Merger Sub nor any of their respective Affiliates shall be obligated or required to commence or pursue any legal action or other Proceeding seeking to compel any Person to fund any portion of the Financing required to consummate the Transactions.

(b)	The Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, (i) using its commercially reasonable efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type (including a certificate of the chief financial officer of the Company with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s and its Subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing); provided, that no obligation of the Company or its Subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its commercially reasonable efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing Parent and its Financing sources as promptly as practicable (and in no event later than 45 days prior to the Walk-Away Date) with financial and other pertinent information (including monthly and quarterly financial statements of the Company and its Subsidiaries prepared in the ordinary course of business) with respect to the Company and its Subsidiaries, (v) making the Company’s executive officers and other relevant employees reasonably available to assist the lenders providing the Financing, and (vi) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Corporation immediately following the Effective Time.

        SECTION 5.13     Tax Matters.

(a)	During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:

(i)	prepare and timely file all Tax Returns required to be filed by them (taking into account all applicable extensions of time to file such Tax Returns) on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice and Law;

(ii)	fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns;

(iii)	properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them (1) which accrue in accordance with GAAP on or prior to the Closing Date, and (2) which are not Taxes described in Section 5.13(a)(ii) above; and

(iv)	cooperate fully, as and to the extent reasonably requested by Parent, on all Tax matters prior to the Closing Date in connection with financial accounting for Taxes, the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include (a) providing Parent with any final determination of any such Tax Proceeding that affects any amount required to be shown on any Tax Return of the Company or its Subsidiaries for any period, (b) retaining and (upon such the Parent’s request) providing records and information (including all relevant Tax opinions and FIN 48 workpapers) that are reasonably relevant to financial accounting for Taxes, any Tax Proceeding and Tax Return, and (c) making employees available on a mutually convenient basis to provide additional information and an explanation of any material provided hereunder.

(b)	The contributions of Company Common Stock pursuant to the Contribution and Rollover Agreement and the contributions made to Parent in contemplation of the Merger constitute a series of transactions that are part of an overall plan pursuant to which the Contributing Shareholders and the Persons making contributions to Parent in contemplation of the Merger will collectively own 100% of the capital stock of Parent. The parties hereto agree that these contributions shall be characterized under Section 351 of the Internal Revenue Code of 1986, as amended. Each party hereto further agrees to comply with Treasury Regulation Section 1.351-3 recordkeeping and/or information filing requirements applicable to such contributions.

        SECTION 5.14      Proceeds from the Exercise of Options. All proceeds received by the Company as a result of the exercise of any Options shall be deposited by the Company into a separate and segregated account and the Company shall not co-mingle such proceeds with any other funds nor shall it spend or make any other use of such proceeds prior to the Effective Time.

ARTICLE VI
Conditions Precedent

        SECTION 6.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)	Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b)	Antitrust. The waiting period (and any extension thereof) applicable to the Merger under any applicable competition, merger control, antitrust or similar Law the failure of which to terminate or expire would result in a Company Material Adverse Effect shall have been terminated or shall have expired; and

(c)	No Injunctions or Restraints. No Law, injunction or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

        SECTION 6.2       Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; provided, however, that any inaccuracies in the representations and warranties of the Company contained in this Agreement will be disregarded for purposes of this condition if such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Company Material Adverse Effect;

(b)	Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c)	No Litigation, Etc. There shall not be any action, investigation, litigation or Proceeding instituted, commenced, pending or threatened by any Governmental Authority that would or that seeks or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole, (iv) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any shares of the Surviving Corporation or to dispose of or hold separate any portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (i) impose damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions;

(d)	No Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company shall have, since the date of this Agreement, suffered any business interruption, or damage to or destruction of its properties, nor shall there have been, since such date, any other incident, occurrence, change or event, in each case, that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)	Appraisal Rights. Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Section 262(d) of the DGCL by the stockholders of the Company with respect to, in the aggregate, more than fifteen percent (15%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time;

(f)	Director Resignations. Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, effective as of the Effective Time, except Todd E. Siegel;

(g)	Consents. The Company shall have obtained all material consents or approvals required under any Company Contract in connection with the execution, delivery and performance of this Agreement and the Transactions contemplated hereby;

(h)	Contribution by Contributing Stockholders. The Contributing Stockholders shall have contributed the Rollover Shares to Parent in accordance with, and satisfied their respective obligations under, the Contribution and Rollover Agreement; and

(i)	Conversion of Options. The Company shall have taken all actions necessary to provide that each Option shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option.

        SECTION 6.3      Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; provided, however, any inaccuracies in the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded for purposes of this condition if such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Parent Material Adverse Effect; and

(b)	Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)	Deposit with Paying Agent. Consistent with Section 2.2(a), Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock, plus cash in an aggregate amount sufficient to pay the Option Consideration in respect of all Options.

        SECTION 6.4      Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII
Termination

        SECTION 7.1      Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)	by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b)	by either of the Company or Parent:

(i)	if the Merger shall not have been consummated on or before the later of (A) December 31, 2009, or (B) if, pursuant to Section 5.12, Parent shall be entitled to attempt to amend, modify or replace the Financing Commitments during the Financing Cure Period, the date on which the Financing Cure Period expires (the later of such dates being referred to herein as “Walk-Away Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)	if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall be final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)	if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or Section 5.3; or

(c)	by Parent:

(i)	if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure, provided, however, that Parent or Merger Sub is not then in material breach of this Agreement;

(ii)	if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within seven days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within three days after receipt of a written request from Parent that it do so, (C) the Company fails to include the Company Board Recommendation in the Proxy Statement, (D) the Board of Directors of the Company approves, endorses, or allows the Company to enter into, or recommends to the Company stockholders a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)), or (E) the Board of Directors of the Company or any committee thereof or the Company shall have announced its intention to do any of the foregoing items specified in this Section 7.1(c)(ii);

(iii)	if there shall have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect;

(iv)	if the chief executive officer or the chief financial officer of the Company shall have failed to provide the necessary certifications when due and as required under the Sarbanes-Oxley Act of 2002;

(v)	if the Company materially restates (or is advised by its auditors or the SEC that it must materially restate) its historical financial results for any period and such restatement has a materially negative impact on such financial results; or

(vi)	if the Voting Agreement is not valid, binding and enforceable in accordance with its terms against the Company stockholders party thereto; or

(d)	by the Company;

(i)	if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure, provided, however, that the Company is not then in material breach of this Agreement and provided further that the 60 day Financing Cure Period set forth in Section 5.12(a) shall not be deemed curable and thus shall not be subject to an additional 30 calendar day cure period; or

(ii)	if prior to obtaining the Company Stockholder Approval, (A) the Special Committee or the Board of Directors has concluded in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would constitute a breach of the Board of Director’s fiduciary obligations to the Company’s stockholders under applicable Law, (B) the Company shall have provided prior notice to the Parent at least five Business Days in advance (the “Notice Period”) of its intention to terminate this Agreement in response to a Superior Proposal, which notice shall attach the most recent version of any written agreement relating to any transaction that constitutes such Superior Proposal or, if no such agreement exists, specify the material terms and conditions of any such Superior Proposal, (C) Parent does not make, within the Notice Period, a proposal that the Special Committee or the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, is at least as favorable to the Company’s stockholders as such Superior Proposal, (D) the Company has complied in all material respects with Section 5.3, (E) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal, and (F) concurrent with such termination, the Company pays the Company Termination Fee and reimburses Parent for Expenses as required by Section 7.3(a).

        SECTION 7.2      Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Section 5.9, Section 5.10, Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company or Parent may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud.

        SECTION 7.3        Termination Fees; Expenses.

(a)	In the event that:

(i)	(A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by (x) any Takeover Proposal within six (6) months of the date this Agreement is terminated or (y) any Takeover Proposal that is a Known Takeover Proposal prior to the date this Agreement is terminated within twelve (12) months of the date this Agreement is terminated;

(ii)	(A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal (a “Known Takeover Proposal”) and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by (x) any Takeover Proposal within six (6) months of the date this Agreement is terminated or (y) any Takeover Proposal that is a Known Takeover Proposal prior to the date this Agreement is terminated within twelve (12) months of the date this Agreement is terminated;

(iii)	this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company’s breach triggering such termination shall have been willful;

(iv)	this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(v)	this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then in any such event under clause (i), (ii), (iii), (iv) or (v) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $1,174,200 in cash (the “Company Termination Fee”) and, except for any obligation to pay expenses as set forth in the next paragraph, the Company shall have no further liability with respect to this Agreement.

In addition, in the event that (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (iii) (unless in connection therewith Parent is required to pay to the Company the Parent Termination Fee or if Parent fails to consummate the Merger or otherwise breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in this Agreement as a result of failing to obtain the Financing primarily because of any material instituted, commenced, pending or threatened action, investigation, litigation or Proceeding by or before any Governmental Authority not being resolved on or prior to the Walk-Away Date (provided that Parent was otherwise in compliance with Section 5.12(a))), (y) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), (ii), (iii) or (vi), or (z) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) then, in each case under such clause (x), (y) or (z), the Company shall reimburse Parent for any and all of the Expenses of Parent and Merger Sub incurred in connection with the Transactions in an aggregate amount not to exceed $750,000.

(b)	In the event that this Agreement is terminated by the Company (i) pursuant to Section 7.1(b)(i) as a result of Parent’s failure to consummate the Merger (whether as a result of Parent’s failure to obtain the Financing or otherwise) on or before the Walk-Away Date (provided that Parent did not have the right to terminate this Agreement on or prior to the Walk-Away Date pursuant to Section 7.1(c)(iii)), or (ii) pursuant to Section 7.1(d)(i), in each case, Parent shall pay to the Company a termination fee of $1,174,200 in cash (the “Parent Termination Fee”); provided that Parent shall have no obligation to pay the Parent Termination Fee if Parent fails to consummate the Merger or otherwise breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in this Agreement as a result of failing to obtain the Financing primarily because of any material instituted, commenced, pending or threatened action, investigation, litigation or Proceeding by or before any Governmental Authority not being resolved on or prior to the Walk-Away Date (provided that Parent was otherwise in compliance with Section 5.12(a)).

(c)	Any payment required to be made pursuant to clause (i) or (ii) of Section 7.3(a) shall be made to Parent no later than concurrently with the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (iv) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(i) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (v) of Section 7.3(a) shall be made to Parent concurrently with the termination of this Agreement pursuant Section 7.1(d)(ii); (and, in circumstances in which Expenses are payable, such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent and Merger Sub (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(d)	Any payment required to be made pursuant to Section 7.3(b) shall be made to the Company promptly following termination of this Agreement by the Company pursuant to Section 7.1(b)(i) or Section 7.1(d)(i) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

(e)	In the event that the Company shall fail to pay the Company Termination Fee and/or Expenses required pursuant to this Section 7.3 when due, or Parent shall fail to pay the Parent Termination Fee pursuant to this Section 7.3 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York (or if Citibank ceases to exist, or ceases to publicly publish a Prime Lending Rate, then Chase Bank)from time to time during such period, as such bank’s Prime Lending Rate plus 6%. In addition, if the Company or Parent, as applicable, shall fail to pay such fee and/or Expenses, as the case may be, when due, the Company or Parent, as applicable, shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be. The parties acknowledges that the fee, Expenses and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent and the Company would not enter into this Agreement. The parties further acknowledge and agree that (i) in the event of a breach of this Agreement by Parent or Merger Sub, the payment by Parent of the Parent Termination Fee shall constitute the sole and exclusive remedy available to the Company hereunder, and (ii) in the event of a breach of this Agreement by the Company, the payment by the Company of the Company Termination Fee and/or Expenses pursuant hereto shall constitute the sole and exclusive remedies available to Parent or Merger Sub hereunder; provided, that such parties shall be entitled to the remedies set forth in Section 8.8, including injunctive relief and specific performance, as applicable, except in the case of termination of this Agreement pursuant to Section 7.1(d)(ii).

ARTICLE VIII
Miscellaneous

        SECTION 8.1      No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8 and Section 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 5.9, Section 5.10, Section 7.2 and Section 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

        SECTION 8.2      Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

        SECTION 8.3      Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 8.4      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

        SECTION 8.5      Counterparts; Delivery. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be delivered by facsimile or via e-mail as a PDF file.

        SECTION 8.6      Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8 (which in each case shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 8.7     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to the principles of conflicts of law.

(b)	All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive any objection to the laying of venue of any such action or proceeding and the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)	EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(c).

        SECTION 8.8      Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Section 7.1, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Chancery Court and any state appellate court therefrom, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware or any appellate court therefrom. The parties acknowledge and agree that neither the Company nor any of its Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be payment by Parent of the Parent Termination Fee to the extent the Parent Termination Fee is required to be paid hereunder.

        SECTION 8.9      Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

        If to Parent or Merger Sub, to:

              Excellere Partners
              100 Fillmore Place, Suite 300
              Denver, CO 80206
              Robert A. Martin and Matthew C. Hicks
              Facsimile:   (303) 765-2411

        with a copy (which shall not constitute notice) to:

               Hogan & Hartson LLP
               One Tabor Center, Suite 1500
               1200 Seventeenth Street
               Denver, CO 80202
               Attention:  George A. Hagerty, Esq.
               Facsimile: (303) 899-7333

        If to the Company, to:

               MTS Medication Technologies, Inc.
               2003 Gandy Boulevard North
               St. Petersburg, Florida 33702
               Attention:  Chet Borgida, Chairman of the Special Committee
               Facsimile:   (727) 579-8067

               MTS Medication Technologies, Inc.
               2003 Gandy Boulevard North
               St. Petersburg, Florida 33702
               Attention:  Todd E. Siegel
               Facsimile:   (727) 579-8067

        with copies (which shall not constitute notice) to:

               Shumaker, Loop & Kendrick, LLP
               101 East Kennedy Boulevard
               Suite 2800
               Tampa, Florida 33602
               Attn:   Darrell C. Smith
               Facsimile: (813) 229-1660

         and

               Holland & Knight LLP
               100 North Tampa Street, Suite 4100
               Tampa, Florida 33602
               Attention:  Robert J. Grammig and Richard B. Hadlow
               Facsimile:   (813) 229-0134

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 8.10      Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 8.11      Definitions.

(a)	As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by”and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean a day except a Saturday, a Sunday or any other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Budgeted EBITDA” shall be as set forth on Schedule 8.11(a)(1)

“Company Material Adverse Effect” shall mean any material adverse effect on, or change, event, occurrence or state of facts materially adverse to: (i) the business, prospects, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than any effect, change, event, occurrence or state of facts (A) relating to the economy in general or to the industry in which the Company and its Subsidiaries operate in general and, in each case, not specifically relating to or disproportionately affecting the Company and its Subsidiaries, (B) to the extent directly attributable to the announcement or pendency of the Transactions, (C) resulting from or relating to any change in GAAP or interpretation thereof, or (D) any natural disaster, force majeure events or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (ii) the Company’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions (for the avoidance of doubt, the parties agree that the failure of the Company to meet analyst expectations or forward looking guidance provided by the Company in Filed Company SEC Documents shall not, in and of itself, constitute a Company Material Adverse Effect, but that the change, event, occurrence or state of facts that resulted in such failure shall be considered in determining whether a Company Material Adverse Effect has occurred). Notwithstanding the generality of the foregoing, each of the following shall constitute a “Company Material Adverse Effect:” (I) the resignation, firing or other termination of the employment of Todd E. Siegel, Michael P. Conroy, Michael Stevenson or Perry Larson, (II) the failure of the Company Reported EBITDA for the period beginning July 1, 2009 and ending on the last day of the last full month prior to Closing to exceed 85% of the Company Budgeted EBITDA for such period; (III) the loss of any customer listed on Schedule 8.11(a)(2) as a customer of the Company, the material renegotiation of any Company Contract with any such customer, any material delay or failure by any such customer to pay any material accounts receivable, or any significant decrease in business from any of the customers listed on Schedule 8.11(a)(3), which loss, renegotiation, delay, failure or decrease, individually or in the aggregate, has or is reasonably likely to have a material negative impact on the Company, (IV) the failure of any representations and warranties of the Company to be true and correct, where the facts or circumstances underlying such failure give rise, individually or in the aggregate, to damages, losses, costs and expenses in excess of $1.25 million (provided that no multipliers of any kind shall be applied to determine the dollar amount of any damages, losses, costs or expenses), or (V) the incurrence by the Company, outside the ordinary course business, of any liability or liabilities (including any liabilities resulting from or related to any audit (tax or otherwise)), individually or in the aggregate, in excess of $1.25 million.

“Company Reported EBITDA” shall mean the Company’s actual net income for the applicable period plus (i) depreciation, (ii) amortization, (iii) income tax expense, and (iv) Company Expenses (whether accrued or paid).

“Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and all fees and expenses relating to the Financing, including any commitment fees), incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement, the Contribution and Rollover Agreement, the filing of any required notices under applicable Antitrust Laws or other regulations and any and all other matters related to the Merger and the other Transactions.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Guarantor” means Excellere Capital Management, LLC.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Key Employees” means Todd E. Siegel, Michael P. Conroy, Michael D. Stevenson, Perry Larson and Peter Williams

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the knowledge after due inquiry of such Person’s directors and executive officers, and any officer or manager having primary responsibility relating to the applicable matter.

“Law” shall mean any constitution, law, statute, ordinance, code, rule, regulation, judgment, decree, order, principle of common law or case law, decision, judgment, judicial opinion, directive or other requirement of any Governmental Authority.

“Liens” shall mean any and all liens (statutory or otherwise), pledges, charges, mortgages, encumbrances, preferences, easements, covenants, options, rights of first refusal, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer securities, except for such transfer restrictions of general applicability as may be provided under the Securities Act or the “blue sky” Laws of the various States of the United States).

“Merger Consideration” shall mean an amount equal to $5.75.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Return” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby (including the Merger), and the Voting Agreement and the Contribution and Rollover Agreement and the transactions contemplated thereby.

(b)	The following terms are defined on the page of this Agreement set forth after such term below:

Affiliate	61	Closing Date	2

Agreement	1	Code	6

Antitrust Laws	42	Company	1

Balance Sheet Date	13	Company Adverse Recommendation Change	40

Bankruptcy and Equity Exception	9	Company Adverse Recommendation Notice	40

Business Day	61	Company Board Recommendation	35

Certificate	3	Company Budgeted EBITDA	61

Certificate of Merger	2	Company Charter Documents	8

Claim	45	Company Common Stock	3

Closing	2

Company Contracts	24	Copyrights	26

Company Disclosure Schedule	7	Current Policy	46

Company Expenses	46	Customers	31

Company Indebtedness	36	Delaware Chancery Court	58

Company Intellectual Property	26	DGCL	2

Company Licensed Intellectual Property	26	Dissenting Shares	4

Company Material Adverse Effect	61	Dissenting Stockholders	4

Company Owned Intellectual Property	26	Effective Time	2

Company Plans	18	Engagement Letters	30

Company Preferred Stock	8	Environmental Claims	21

Company Reported EBITDA	62	Environmental Laws	22

Company SEC Documents	11	Environmental Permits	22

Company Stock Plans	7	ERISA	18

Company Stockholder Approval	10	ERISA Affiliate	18

Company Stockholders Meeting	35	Exchange Act	10

Company Technology	26	Expenses	62

Company Termination Fee	55	Fairness Opinion	30

Computer Systems	29	Filed Company SEC Documents	13

Confidentiality Agreement	44	Financing	33

Contract	10	Financing Commitment	33, 34

Contributing Stockholders	1	Financing Cure Period	47

Contribution and Rollover Agreement	1	Foreign Antitrust Laws	10

		GAAP	62

		Governmental Authority	62

Guarantor	62	Parent Termination Fee	55

Guaranty	1	Patents	26

Hazardous Materials	22	Paying Agent	4

HSR Act	62	Permits	14

Indemnitees	45	Person	63

Intellectual Property Rights	26	Policies	29

Interim Financial Statements	12	Post-Closing Tax Period	18

Key Employees	62	Post-Signing Returns	48

Knowledge	62	Pre-Closing Tax Period	18

Known Takeover Proposal	54	Proceeding	14

Law	62	Proxy Statement	10

Liens	62	Publicly Available Software	26

Marks	26	Real Property	25

Material Contract	24	Release	22

Merger	1	Remediation	22

Merger Consideration	62	Representatives	39

Merger Sub	1	Restraints	49

Multiemployer Plan	18	Rollover Shares	1

New Financing Commitment	47	Schedule 13E-3	10

Notice Period	54	Securities Act	63

Option	6	Software	27

Option Consideration	7	Subsidiary	63

Parent	1	Subsidiary Documents	8

Parent Material Adverse Effect	32	Superior Proposal	41

Surviving Corporation	2	Transactions	63

Takeover Proposal	41	Vendors	31

Tax Return	63	Voting Agreement	1

Taxes	63	Walk-Away Date	52

Technology	27	WARN	20

Trade Secrets	26

        SECTION 8.12     Interpretation.

(a)	When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)	The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MEDPAK HOLDINGS, INC.

By:	/s/ Robert A. Martin

Name:	Robert A. Martin
Title:	Chairperson and President

MEDPAK MERGER SUB, INC.

By:	/s/ Robert A. Martin

Name:	Robert A. Martin
Title:	Chairperson and President

MTS MEDICATION TECHNOLOGIES, INC.

By:	/s/ Chet Borgida

Name:	Chet Borgida
Title:	Chairman of the Special Committee